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                                                               EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

                                                       Three Months Ended
                                                          December 31,
                                                      ---------------------
                                                       1993           1992
                                                      ------         ------
                                                      (Dollars in Millions)

Consolidated income
  before income taxes....................               $ 76           $ 57
                                                        ----           ----
Fixed charges:
  Interest...............................                110            114
  Portion of rent expense
    representative of the
    interest factor
    (deemed to be
    one-third)...........................                  1              1
                                                        ----           ----

Total fixed charges......................                111            115
                                                        ----           ----
Earnings available
  for fixed charges......................               $187           $172
                                                        ====           ====

Ratio of earnings to
  fixed charges(2).......................               1.68           1.50
                                                        ====           ====

- -----------------

(1) TMCC did not receive any financial support from TMS during the three months ended December 31, 1993 and 1992.

(2) In March 1987, TMCC guaranteed payments of principal and interest on $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of December 31, 1993, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.
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